EXHIBIT 10.18

                    LEASE AGREEMENT AND OPTION TO PURCHASE

     THIS LEASE AGREEMENT AND OPTION TO PURCHASE is made and entered into this 29th day of January, 2004, between Biggest Little Investments, L.P., a Delaware limited partnership, hereinafter referred to as "LESSOR," and Golden Road Motor Inn, Inc., a Nevada corporation, hereinafter referred to "LESSEE."

                                   ARTICLE 1
                                GRANT AND TERM

     1.1 AGREEMENT TO LEASE. LESSOR hereby leases the hereinafter described real property to LESSEE, and LESSEE hereby leases said real property from LESSOR for the term and according to the terms, covenants, agreements, representations and conditions set forth herein.

     1.2 PROPERTY. The subject property is all that certain property described in Exhibit "A" attached hereto and located in the City of Reno, County of Washoe, State of Nevada, hereinafter referred to as the "Property", including the improvements to be constructed by LESSOR. The Property is part of a Shopping Center to be known as The Village, and formerly known as the Sierra Marketplace Shopping Center (hereinafter "Shopping Center".) LESSOR represents that this Lease is subject only to the easements and encumbrances of record against the Property as shown in the Title Report (described below).

     1.3 TERM. The term ("Term") of this Lease shall be fifteen (15) years commencing on the Commencement Date (defined below) and expiring at 5:00 p.m. on the last day of the Term, unless sooner terminated under any provisions hereof. The Term of this Lease and the LESSEE'S obligation to pay rent, as provided in Section 1.4 below, shall commence (hereinafter "Commencement Date") on the first to occur of the following events:

        A. Following completion of the Improvements (defined below), the date on which the Property is approved for use by the appropriate governmental agency.

        B. The date on which the LESSEE shall open the Property for pedestrian and vehicle traffic to the public.

     In the event that the Commencement Date does not occur on the first day of the month, then the Term shall commence on the first day of the month next succeeding the Commencement Date, provided LESSEE shall pay Minimum Monthly Rent and Additional Rent as provided in Article 2 below, for the fractional month from the Commencement Date through the first day of the next succeeding month on a per diem basis, calculated on the basis of a thirty (30)-day month, in advance. All Lease expirations, renewal dates, notices of options to renew, and any other provision relating to the commencement of the Term of this Lease shall be determined by reference to (i) the Commencement Date where same occurs of the first day of the month, or (ii) on the first day of the next succeeding month where the Commencement Date does not occur on the first day of the month.

     1.4 OPTIONS TO EXTEND LEASE PERIOD.  LESSOR hereby grants to LESSEE three
(3) successive options to renew the Term of this Lease for additional five (5) year terms each. The first renewal option is granted at the expiration of this original Lease Term, provided LESSEE is not in default

                                     -1-
under this Lease. The two (2) additional options to extend and renew this Lease for successive five (5) year terms each, are exercisable in the event LESSEE properly exercised the prior option and provided LESSEE is not in default under this Lease at the time thereof. Said renewal terms shall be collectively referred to herein as "Renewal Terms" and individually referred to as "Renewal Term." Each option to renew this Lease shall be exercised by LESSEE giving written notice thereof to LESSOR at least ninety (90) days prior to expiration of the original term or the Renewal Terms of this Lease, but not before 180 days prior to said expiration. All of the terms and provisions of this Lease shall continue in full force and effect and shall apply in all respects to all Renewal Terms and all references in this Lease to Term shall hereinafter include the Renewal Terms. During each Renewal Term, the Minimum Monthly Rent shall be adjusted upward and increased as provided in Section 2.1 hereof.

     1.5 LESSOR'S FAILURE TO COMPLETE IMPROVEMENTS. In the event the traffic control signal on South Virginia Street at the access point to the Property and the other build-to-suit improvements to be constructed by LESSOR pursuant to
Article 3 below, are not completed on or before December 31, 2004, this Lease may be terminated by LESSEE upon not less than ten (10) days prior written notice to LESSOR.

     1.6 LEASEHOLD POLICY OF TITLE INSURANCE. LESSOR has delivered to LESSEE a preliminary title report prepared by Western Title Company, Inc. (Order No.:
00138583) dated as of December 15, 2003 (the "Title Report"). LESSOR represents that the Title Report is for the Shopping Center. Within 45 days after the mutual execution and delivery of this Lease, LESSEE, in LESSEE'S sole discretion and at its sole expense, may cause a title company to issue a leasehold policy of title insurance for the Property (hereinafter "Leasehold Title Policy"), insuring that LESSEE is leasing the Property subject only to such exceptions acceptable to LESSEE and the standard printed exceptions included within a Leasehold Title Policy. In the event that LESSEE is unable to have a Leasehold Title Policy issued which is acceptable to LESSEE within the 45 day period stated herein, this Lease may be terminated by LESSEE upon not less than ten (10) days prior written notice to LESSOR. In the event that a Leasehold Title Policy is not issued within said 45 day period and LESSEE does not provide notice of Lease termination to LESSOR within ten (10) days thereafter, LESSEE shall be deemed to have accepted this Lease subject to only those exceptions contained in the Title Report and this Lease shall continue in full force and effect in accordance with its terms.

                                   ARTICLE 2
                            RENT AND OTHER CHARGES

     2.1 RENT. As and for rent for the Property, LESSEE shall pay LESSOR monthly rent as follows:

        A. MINIMUM MONTHLY RENT. The Minimum Monthly Rent shall be $25,000.00 per month for the first sixty (60) months, which shall be increased every sixty
(60) months on the day and the month on which the Commencement Date occurs in each consecutive sixty (60) month period following the Commencement Date (hereinafter "Anniversary Date"), as provided in Section 2.1(B) below.

     B. ADJUSTMENTS TO MINIMUM MONTHLY RENT. The Minimum Monthly Rent is subject to increase on the first day of the sixty-first (61) calendar month following the month during which the Commencement Date occurs and on each

                                     -2-
Anniversary Date thereafter for the duration of the Term. The base for computing the increase (hereinafter "Beginning Index") is the All Urban Consumers Index, U.S. Cities Average, All Items category published by the United States Department of Labor, Bureau of Labor Statistics (hereinafter "Index"), which is in effect for the month in which the Commencement Date occurs. The Index published and in effect the three (3) months preceding each Anniversary Date (hereinafter "Comparison Index") is used in determining the amount of the increase from one sixty (60) month period to the next. Beginning on the first Anniversary Date, and thereafter on each subsequent Anniversary Date, the Minimum Monthly rent as indicated in Section 2.1(A) will be increased by multiplying the Minimum Monthly Rent in effect during the preceding sixty
(60) month period by a fraction, the numerator being the Comparison Index and the denominator being the Beginning Index. In no event, however, will the amount of Minimum Monthly Rent for one sixty (60) month period be less than the Minimum Monthly Rent for the preceding sixty (60) month period. Further the cost of living adjustment will be applied to the Minimum Monthly Rent amount only.

          i. If, in the future, the Index shall be changed then the Index shall be converted in accordance with the conversion factor published by the United Stated Department of Labor, Bureau of Labor Statistics. In the event the Index is discontinued or revised during the Term hereof, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result that would be obtained if the Index had not been discontinued or revised.

          ii. No later than five (5) days after each Anniversary Date, LESSOR will give LESSEE written notice of the adjusted Minimum Monthly Rent payable for the next succeeding five (5) year period; provided, however, failure of LESSOR to give such notice shall not be construed as a waiver of any increase in the Minimum Monthly Rent.

        C. PAYMENT OF RENT. Rent shall be payable in advance and shall be due and payable on the first (1st) day of each month, commencing on the Commencement Date, as provided in Section 2.1 (B) above. Rent shall be paid to LESSOR at the address provided herein for service of notice, unless otherwise directed in writing by the LESSOR.

     2.2 ADDITIONAL RENT. All charges payable by LESSEE hereunder, other than Minimum Monthly Rent, are collectively referred to as "Additional Rent." Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Minimum Monthly Rent. The term "Rent" shall mean Minimum Monthly Rent and Additional Rent.

     2.3 REAL PROPERTY TAXES.

        A. PAYMENT OF TAXES. LESSEE agrees to pay LESSEE'S pro rata share of all Real Property Taxes, as hereinafter defined, which may be levied or assessed by any lawful authority against the land on which buildings are located and improvements thereon in the Shopping Center. LESSEE shall pay its share of such Real Property Taxes upon receipt of a statement from LESSOR delineating LESSEE'S share of same, which share shall be paid within ten (10) days after receipt of LESSOR'S statement. LESSEE hereby agrees for purposes of this Lease that LESSEE'S proportionate share of such Real Property Taxes is 7.28%. All Real Property Taxes for the year in which this Lease commences shall be apportioned and adjusted.


                                     -3-
        B. DEFINITION OF "REAL PROPERTY TAXES".  "Real Property Taxes" means:
(i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax (other than inheritance or estate taxes) imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agriculture, lighting, drainage or other improvement district thereof, as against any legal or equitable interest of LESSOR in the Property; (ii) any tax on the LESSOR'S right to receive, or the receipt of, rent or income from the Property or against LESSOR S business of leasing the Property; (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any tax imposed upon this transaction or based upon a reassessment of the Property due to a change in ownership or transfer of all or part of LESSOR'S interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of Real Property Taxes. "Real Property Taxes" shall not, however, include LESSOR'S federal or state income, franchise, inheritance, estate taxes or any real property transfer taxes.

     2.4 PERSONAL PROPERTY TAXES.

        A. LESSEE shall pay prior to delinquency all taxes charged against the trade fixtures, furnishings, equipment or any other personal property belonging to LESSEE. LESSEE shall use its best efforts to have such personal property taxed separately from the Property.

        B. If any such taxes on LESSEE'S personal property are levied against LESSOR or LESSOR'S property, or if the assessed value of the Property is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of LESSEE, then LESSOR, after written notice to LESSEE, shall have the right to pay the taxes based upon such increased assessments, regardless of the validity thereof, but only under proper protest if requested by LESSEE in writing. If LESSOR shall do so, then LESSEE shall, upon demand, repay to LESSOR the taxes levied against LESSOR, or the proportion of such taxes resulting from such increase in the assessment. In any such event, however, LESSEE, at LESSEE'S sole cost and expense, shall have the right, in the name of LESSOR and with LESSOR'S full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest; any amount so recovered to belong to LESSEE.

        C. If any of LESSEE'S personal property is taxed with the Property, LESSEE shall pay LESSOR the taxes for the personal property within fifteen (15) days after LESSEE receives a written statement from LESSOR for such personal property taxes.

     2.5 UTILITIES. LESSEE shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property, unless LESSOR elects to include the cost of any or all of such utilities and services as a Shopping Center Operating Cost as defined in
Section 2.8. LESSEE shall pay such charges within ten (10) days of notification of the amount by the LESSOR. LESSOR reserves the right to install and maintain, at LESSOR'S sole expense, separate meters for any public utility servicing the Property for which a separate meter is not presently installed. LESSEE may also elect, at LESSEE's sole expense, to


                                     -4-
install and maintain separate meters for any public utility servicing the Property for which a separate meter is not presently installed.

     2.6 COST OF MAINTAINING PROPERTY. LESSOR shall maintain and repair the Property in a good, clean and presentable condition and state of repair as provided in Section 4.6 below, and LESSEE shall pay to LESSOR, as Additional Rent, sixty six and 66/100 percent (66.66%) of the cost of maintaining and repairing the Property, with LESSOR to pay the remaining thirty three and 34/100 percent (33.34%) of the cost of maintaining and repairing the Property; provided that the cost of maintaining the Property under this section shall not include costs or expenses which are an Operating Cost as defined in Section 2.8 below.

     2.7 LESSEE'S PRO RATA SHARE OF OPERATING COST. LESSEE will also pay to LESSOR, as further Additional Rent, a proportionate share of the Shopping Center's Operating Cost (hereinafter defined). LESSOR and LESSEE hereby agree for purposes of this Lease that LESSEE'S proportionate share ("Proportionate Share") of such Shopping Center's Operating Costs is 7.28%. Notwithstanding the foregoing, if during the Lease Term LESSOR permits any tenant or parcel owner in the Shopping Center to perform any item of Shopping Center Operating Cost for its sole benefit and at its sole expense in lieu of LESSOR'S performance thereof (which Shopping Center Operating Cost item is typically provided by LESSOR to all tenants of the Shopping Center and the cost of which would be included in Shopping Center Operating Cost pursuant to Section 2.7), then LESSOR shall have the right, but not the obligation to equitably allocate the Shopping Center Operating Cost of such specific Shopping Center Operating Cost item so that only those tenants in the Shopping Center that directly or indirectly benefit from such Shopping Center Operating Cost item shall pay such Shopping Center Operating Cost (such tenants shall be hereinafter referred to as "Cost Pool Tenants."). In the event of a change in the square footage of the Shopping Center, LESSEE's Proportionate Share of the Operating Cost shall be recalculated on the basis of 16,961 square feet (which LESSOR and LESSEE agree represents the square footage of the building demolished by LESSOR as part of the build-to-suit improvements required under Article 3 hereof) to the square footage of the entire Shopping Center.

     2.8 OPERATING COST DEFINED. For the purpose of this Article 2, the term "Operating Cost" means the total cost and expense incurred in connection with the operation, repair, management, maintenance and replacement (provided, however, if the benefit or useful life of any such repair or replacement extends beyond the Lease Term, the useful life of such repair or replacement shall be prorated over the remaining portion of the Lease Term, and LESSEE shall be liable only for that portion of the cost which is applicable to the Lease Term) of all Common Areas within the Shopping Center including, without limitation, general maintenance and repair of all improvements; expenses incurred by LESSOR under Section 4.6(A) hereof; gardening and landscaping; snow, water and ice removal and control; security services; liability, property damage and all other insurance carried by LESSOR under Section 6.2 with types of coverage and in amounts determined by LESSOR; repairs; asphalt repairs, resurfacing and striping; painting of improvements; servicing of common grease interceptors; holiday decorations; snow and ice removal; utilities serving the improvements and Common Areas; sanitary control; pest control; signage operation, repair and replacement costs; removal of trash, rubbish, garbage and other refuse; reasonable reserves for replacements and repairs; a property management fee consistent with prevailing rates charged in the industry (not to exceed five percent (5%) of gross Shopping Center

                                     -5-
rents); bookkeeping; advertising and promotional fees; Real Property Taxes; all personal property taxes assessed for any reason on the personal property used in connection with the Shopping Center; costs of equipment and machinery used to maintain or operate the Common Areas and any depreciation of the cost thereof (including financing); and the cost of personnel to implement such services, to direct parking, and to police the Common Areas.

     Notwithstanding the foregoing, in no event shall the following items be included as an Operating Cost: items for which the responsibility of repairing or maintaining or replacement is the direct responsibility of a particular tenant under their respective lease with LESSOR, amounts reimbursed by insurance proceeds, or warranties; utilities or other expenses paid directly by tenants to suppliers; ground rents; payments on any mortgage, or deed-of-trust; leasing commissions; the cost of negotiating or enforcing leases of other tenants; fines, penalties, and late fees or similar costs incurred by LESSOR; depreciation; costs of or arising from LESSOR'S charitable or political contributions; costs, including but not limited to attorneys' fees associated with the operation of the business of the partnership or entity that constitutes LESSOR as the same are distinguished from the costs of operation of the Shopping Center, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of LESSOR'S interest in the Shopping Center or any part thereof, costs of any disputes between LESSOR and its employees, disputes of LESSOR with Shopping Center management or personnel, or outside fees paid in connection with disputes with other tenants; costs incurred in removing and storing the property of former tenants or occupants of the Shopping Center; lease "takeover" expenses, including, but not limited to, the expenses incurred by LESSOR with respect to space located in another building of the Shopping Center of any kind or nature in connection with the leasing of space in the Shopping Center; costs incurred in connection with the original construction of the Shopping Center, or; any costs, fees, dues, contributions or similar expenses for industry associations or similar organizations.

     2.9 COLLECTION OF THE OPERATING COST. LESSOR shall have the right to collect LESSEE'S Proportionate Share (as defined in Section 2.7) of Operating Cost and all other Additional Rent provided for under this Article 2 including, without limitation, insurance premiums and Real Property Taxes, on a monthly basis. Such amounts shall be based on LESSOR'S reasonable estimate of the costs, charges or premiums next due, and shall be paid by LESSEE as Additional Rent upon the basis and at the times described herein. LESSOR shall provide to LESSEE a yearly expense estimate statement (hereinafter "Estimate Statement") which shall set forth LESSOR'S reasonable estimate of the total amount due from Tenant for the current or next ensuing Lease Year for Lessee's Proportionate Share of the Operating Cost. LESSEE shall pay to LESSOR with each installment of Minimum Monthly Rent an amount equal to one-twelfth (1/12th) of the estimated amount due from LESSEE as set forth in the Estimate Statement. At any time during any Lease Year, LESSOR may provide a new Estimate Statement to Tenant indicating any additional amount due from LESSEE and LESSEE agrees to pay such amount to LESSOR within fifteen (15) days after notification of the amount of the deficiency. LESSEE'S failure to pay such deficiency to LESSOR within such fifteen (15)-day period shall constitute a breach of this Lease and entitle LESSOR to any and all remedies available under this Lease and applicable law. Such estimated payments shall be paid to LESSOR with no obligation to pay the LESSEE interest thereon. Should LESSEE dispute any amount billed to LESSEE as Lessee's Proportionate Share of the Operating Cost, LESSEE may withhold the disputed portion of the

                                     -6-
billing, and timely pay the undisputed portion. Upon notice of dispute, LESSOR will expediently provide the information necessary to establish the legitimacy of the disputed amount. Upon resolution, should it be determined that any portion of the withheld amount was due to LESSOR, LESSEE shall immediately pay to LESSOR said amount, together with interest at the rate of nine percent (9%) per annum, from the date on which the payment was originally due. Within a reasonable period of time after the end of each Lease Year hereunder, LESSOR shall give to LESSEE a year-end statement (hereinafter "Annual Statement") which shall indicate all of Lessee's Proportionate Share of the Operating Cost and other amounts due from LESSEE hereunder for the previous Lease Year, and the amounts paid by LESSEE relating thereto. If the amount paid by LESSEE is less than the amount owed by LESSEE, LESSEE agrees to pay such deficiency to LESSOR within fifteen (15) days after receipt of the Annual Statement. If the amount paid by LESSEE for the prior Lease Year exceeds the amount required to be paid by LESSEE, such overage shall be credited to amounts due from LESSEE for the next Lease Year. If LESSEE defaults under this Lease, LESSOR may apply any funds in the impound account to any obligation then due under this Lease without waiving any other remedy available under the Lease or applicable law.

     2.10 LESSEE'S RIGHT TO AUDIT OPERATING COSTS. LESSEE and its agents will have the right to examine LESSOR'S books and records relating to the Operating Cost, at LESSOR'S office, and after providing at least fifteen (15) days prior written notice to LESSOR, according to this section so long as (a) there is no breach of or event of default under the Lease at the time that the LESSEE examines LESSOR'S books and records; (b) LESSEE has fully and promptly paid its Rent, including Lessee's Proportionate Share of the Operating Cost; (c) LESSEE, its agents and contractors agree that they will not divulge the contents of LESSOR'S books and records, or the result of their examination; (d) LESSEE, its agents and contractors agree that they will give LESSOR, at no cost, a copy of their draft and final reports of their examination of LESSOR'S books and records; (e) LESSEE requests the examination of LESSOR'S books and records within one (1) year after receipt of the statement of the Operating Cost with regard to which LESSEE wishes to examine LESSOR'S books and records; (f) LESSEE has not examined LESSORS'S books and records within the twelve (12) months preceding LESSEE'S request; and (g) LESSEE shall not have the right to examine any books or records that contain trade secrets (i.e. leases of other tenants, rent rolls, etc.). If LESSEE'S examination reveals that it has overpaid Lessee's Proportionate Share of the Operating Cost, then the overpayment credit will be applied to the next accruing Rent under the Lease. If LESSEE'S audit indicates that it has overpaid Lessee's Proportionate Share of the Operating Cost by more than five percent (5%), in addition to the rent credit provided in this Section, LESSEE shall be entitled to a credit against the next accruing Rent for the reasonable costs of the audit. Otherwise, the expense of LESSEE'S audit shall be borne by LESSEE. LESSEE will not have the right to terminate the Lease on account of an overpayment. If LESSEE'S examination reveals that it has underpaid Lessee's Proportionate Share of the Operating Cost, then the underpayment amount will be paid along with the next accruing Rent under the Lease.

     2.11 INTEREST ON PAST DUE OBLIGATIONS. Any amount owed by LESSEE to LESSOR which is not paid when due shall bear interest from the due date of such amount at the lower of (i) ten percent (10%) per annum, or (ii) the maximum legal interest rate permitted by law. However, interest shall not be payable on late charges to be paid by LESSEE under this Lease. The payment of interest on such amounts shall not excuse or cure any default by LESSEE under this Lease.
                                     -7-

                                   ARTICLE 3
                          BUILD-TO-SUIT IMPROVEMENTS

     3.1 IMPROVEMENTS TO THE PROPERTY. LESSOR will cause the existing building located nearest the southwest corner of the Property (most recently leased by Wynan's Furniture) to be demolished and will cause to be constructed improvements on and adjacent to the Property consisting of a traffic control signal on South Virginia Street at the access point to the Property, paved driveways for ingress and egress to adjacent property owned by LESSEE and the remainder of LESSOR'S Shopping Center, parking areas, pedestrian walkways and landscaping, consistent with the Preliminary Plans and Specifications which are attached hereto as (Exhibit "B") and by this reference made a part hereof (hereinafter "Improvements"). The Improvements shall conform to the Preliminary Plans and Specifications (Exhibit "B"), unless modification is necessary to comply with local building codes or other requirements of local municipal authorities.

        A. LESSEE and LESSOR have approved and agreed upon Preliminary Plans and Specifications and Preliminary Cost Estimates for the Improvements to the Property.

        B. As soon as received from the contractor or designer, LESSOR shall deliver to LESSEE copies of the Final Plans and Specifications and Working Drawings (based upon the approved Preliminary Plans and Specifications and Preliminary Cost Estimates) covering the construction of the driveway and other Improvements that are a part of the Property. LESSOR shall obtain approval of the Final Plans and Specifications and Working Drawings from all appropriate governmental agencies, and after they have been approved a copy of them shall be initialed and dated by the parties. LESSOR shall exercise due diligence in attempting to obtain such approval.

        C. LESSOR shall construct the Improvements in accordance with the Final Plans and Specifications and Working Drawings. LESSOR agrees to secure all necessary permits for the construction. LESSOR agrees that such construction shall be completed in a good workman-like manner; that materials and workmanship will be of such quality as is usual and customary in the Washoe County, Nevada, area; that such construction shall be free of mechanic's liens; that such construction shall comply with applicable building and safety codes and comport with the Final Plans and Specifications as set forth above.

        D. LESSEE shall pay sixty six and 66/100 percent (66.66%) of all construction costs for said Improvements, or a maximum of $1,200,000.00, whichever amount is lower. LESSOR agrees to be responsible for all remaining costs of constructing said Improvements. LESSEE shall pay its share of the construction costs in progress installments based on billings supported by invoices or the terms of construction contracts.

        E. Within 15 days after LESSOR notifies LESSEE that the Improvements have been substantially completed and are available for inspection by Lessee, whether or not LESSEE is then in possession of the Property, LESSEE shall deliver to LESSOR a list of items that LESSEE deems it necessary under the Final Plans and Specifications and Working Drawings that LESSOR completes or corrects in order for the Property to be acceptable to LESSEE. LESSOR shall immediately commence to complete or correct such items, except for items that LESSOR disputes as not being within the scope of the Improvements. If LESSEE does not deliver the list to LESSOR within the 15 day period, LESSEE shall be

                                     -8-
deemed to have approved the Property and approved construction of the Improvements as completed.

        F. LESSEE'S taking possession of the Property and acceptance of the Property shall not constitute a waiver of any claim under Section 3.1(E) or a waiver of any warranty or of any defect in regard to workmanship or material of the Improvements ("Construction Defect"). LESSEE shall have the period of time contained within LESSOR'S warranty from the contractor within which to notify LESSOR of any Construction Defect covered by said warranty. In the event of a Construction Defect, it is LESSOR's duty to fully enforce all legal remedies to achieve cure.

                                   ARTICLE 4
                                USE OF PROPERTY

     4.1 SIGNAGE. LESSEE shall pay for all signs and maintenance and removal of said signs located or constructed on the Property. All sign design, color, layout, graphics, location and size shall first be submitted to LESSOR for approval prior to fabrication. All signs shall be constructed and installed by contractors qualified to fabricate and install commercial signs. No signs shall be installed until after LESSOR has approved the construction drawings and specifications of the signs, including all connections. LESSOR agrees to apply for any necessary permits or zoning changes for signs to be located or erected on the Property, at LESSEE's expense. LESSEE shall maintain all signs in a neat and attractive condition.

     4.2 USE OF PROPERTY.

        A. The Property shall be used by LESSEE solely for the purpose of pedestrian and vehicle ingress and egress to the resort and casino located on the adjacent real property and uses reasonably related or incidental thereto and for landscaping features. LESSEE shall not use, or permit to be used, any portion of the Property for any purpose other than those stated above.

        B. LESSOR shall maintain the Property in a clean and sanitary condition and shall comply with all laws, health and policy requirements with respect to the Property and appurtenances and agrees to hold LESSEE harmless from all fines, penalties and costs for violations, or noncompliances by LESSOR of said laws, requirements, or regulations, and from all liability arising out of any such violations or noncompliance, unless said liability results from the conduct of LESSEE.

        C. LESSEE shall not permit upon the Property any unlawful acts, or any condition, act or thing constituting a nuisance, nor do or permit any act which shall annoy, harass, disturb or imperil others; and shall abide by all laws, ordinances and regulations of the City of Reno, County of Washoe, the State of Nevada, and the United States of America, including without limitation, the Americans with Disabilities Act, 42 U.S.C. 12101-12213 (and any rules and regulations, restrictions, guidelines, requirements or publications promulgated or published pursuant thereto, collectively referred to as the "ADA") and LESSEE agrees to hold LESSOR harmless from all fines, penalties and costs for violations, or noncompliances by LESSEE, of said laws, requirements, or regulations, and from all liability arising out of any such violations or noncompliance.

        D. LESSEE shall not use the Property for any purpose deemed hazardous by any insurance company carrying insurance thereof.

                                     -9-
     4.3 HAZARDOUS MATERIALS.

        A. INDEMNITY BY LESSEE. LESSEE shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept, or used in or about the Property by LESSEE, its agents, employees, contractors or invitees. If (i) LESSEE breaches the obligations stated in the preceding sentence, (ii) the presence of Hazardous Material on the Property or on or in the soil or ground water under or adjacent to the Property caused or permitted by LESSEE, its agents, employees, contractors or invitees results in contamination of the Property or such soil or ground water, (iii) contamination of the Property or such soil or ground water by Hazardous Material otherwise occurs for which LESSEE is legally liable to LESSOR for damage resulting therefrom, or (iv) contamination occurs elsewhere in connection with the transportation by LESSEE of Hazardous Material to or from the Property, then LESSEE shall indemnify, protect, defend and hold LESSOR harmless from any and all claims, judgment, damages, penalties, fines, costs, expenses, liabilities or losses (including, without limitation, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the term of this Lease as a result of such contamination. The foregoing obligation of LESSEE to indemnify, protect, defend and hold LESSOR harmless includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration or other response work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present as a result of any action or inaction on the part of LESSEE, its agents, employees, contractors or invitees in any improvements constituting the Property or the soil or ground water on, under or adjacent to the Property or elsewhere in connection with the transportation by LESSEE of Hazardous Material to or from the Property.
Without limiting the foregoing, if the presence of any Hazardous Material on or in the Property or the soil or ground water under or adjacent to the Property caused or permitted by LESSEE, or its agents, employees, contractors or invitees, results in any contamination of the Property, LESSEE shall promptly take all actions at its sole expense as are necessary to return the Property or such soil or ground water to the condition existing prior to the introduction of any such Hazardous Material to the Property or to such soil or ground water.

        B. INDEMNITY BY LESSOR. LESSOR shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept, or used in or about the Property by LESSOR, its agents, employees, contractors or invitees. As to any contamination of the Property by Hazardous Material which exists as of the Lease Commencement Date hereof or if (i) LESSOR breaches the obligations stated in the preceding sentence, (ii) the presence of Hazardous Material on the Property or on or in the soil or ground water under or adjacent to the Property caused or permitted by LESSOR, its agents, employees, contractors or invitees results in contamination of the Property or such soil or ground water, (iii) contamination of the Property or such soil or ground water by Hazardous Material otherwise occurs for which LESSOR is legally liable to LESSEE for damage resulting therefrom, or (iv) contamination occurs elsewhere in connection with the transportation by LESSOR of Hazardous Material; then LESSOR shall indemnify, protect, defend and hold LESSEE harmless from any and all claims, judgment, damages, penalties, fines, costs, expenses, liabilities or losses (including, without limitation, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the term of this Lease as a result of such contamination. The foregoing obligation of LESSOR to

                                     -10-
indemnify, protect, defend and hold LESSEE harmless includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration or other response work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present as a result of any action or inaction on the part of LESSOR, its agents, employees, contractors or invitees in any improvements constituting the Property or the soil or ground water on, under or adjacent to the Property or elsewhere in connection with the transportation by LESSOR of Hazardous Material. Without limiting the foregoing, if the presence of any Hazardous Material on or in the Property or the soil or ground water under or adjacent to the Property caused or permitted by LESSOR, or its agents, employees, contractors or invitees results in any contamination of the Property, LESSOR shall promptly take all actions at its sole expense as are necessary to return the Property or such soil or ground water to the condition existing prior to the introduction of any such Hazardous Material to the Property or to such soil or ground water.

        C. HAZARDOUS MATERIAL DEFINED. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, chemical, toxicant, pollutant, contaminant, material or waste which is or becomes regulated by any local governmental authority, the State of Nevada or the United States Government for the protection of health or the environment. The term "Hazardous Material" includes, without limitation, any material or substance that is (i) defined as a "hazardous waste" under NRS 459.400 et seq. (Disposal of Hazardous Waste) or NRS 459.700 et seq. (Transportation of Hazardous Waste); (ii) petroleum; (iii) asbestos; (iv) designated as a "hazardous substance" pursuant to Section 311 of the Water Pollution Control Act (33 U.S.C. 1321), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 6901), (vii) defined as a "regulated substance" pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. 6991 et seq., (viii) defined as a "hazardous chemical substance or mixture" or "imminently hazardous chemical substance or mixture" within the meaning of the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.,
(ix) defined as a "hazardous air pollutant" within the meaning of the Federal Clean Air Act, 42 U.S.C. 7400 et seq., (x) defined as a "toxic pollutant" or "oil or hazardous substance" within the meaning of the Federal Water Pollution Control Act, 33 U.S.C. 1250 et seq., (xi) defined as a "contaminant" within the meaning of the Safe Drinking Water Act, 42 U.S.C. 300i, or (xii) defined as a "chemical known to the state to cause cancer or reproductive toxicity."

     4.4 NO PARTNERSHIP. This Lease shall in no way be deemed to be or considered evidence that a partnership or joint venture exists between LESSOR and LESSEE.

     4.5 COMPLIANCE WITH GOVERNMENT REGULATIONS AND REQUIREMENTS. LESSOR shall make any and all such improvements, alterations, repairs or do any other act to or upon the Property as shall be required by any applicable statute, law, ordinance or regulation, including, but not limited to those relating to environmental quality or hazardous waste, by any competent governmental authority. The cost of any and all such improvements, alterations, repairs or other acts shall be borne by LESSEE and LESSOR as provided in Section 2.6 above, except as otherwise provided in this Lease.


                                     -11-
     4.6 CONDITION OF PROPERTY; ALTERATIONS, REPAIRS AND MAINTENANCE.

        A. LESSOR shall maintain and repair the Property in a good, clean and presentable condition. Except for such items as are included in Section 2.8, the cost of any and all such maintenance and repairs shall be borne by LESSEE and LESSOR as provided in Section 2.6 above. LESSOR'S obligation to maintain and repair the Property shall include the following:

          i. The routine and ordinary maintenance of the landscaping, irrigation system and grounds, including weed control and cleaning; and

          ii. The routine and ordinary maintenance of the parking lot, driveways and pedestrian walkways, including snow removal.

          iii. Any major repair or replacement of the parking lot, driveways and pedestrian walkways.

        B. LESSEE shall not make any alterations or improvements to or upon the Property without LESSOR'S prior written consent thereto, which consent shall not be unreasonably withheld, provided that LESSEE may, from time to time, make minor alterations to the Improvements with LESSOR'S consent. All alterations and improvements shall be accomplished in a good workmanlike manner and in strict compliance with all county and state ordinances, requirements and regulations pertaining thereto.

        C. LESSEE agrees to pay when due all sums of money for any labor, services, materials or supplies, furnished to or for LESSEE on or about the Property. LESSEE shall not allow or permit the filing or placement of any materialman, mechanics or other liens upon the Property. In the event that such a lien is filed, LESSEE will cause such lien to be fully discharged and released. In the event LESSEE desires to contest any lien, LESSEE must post a bond sufficient to discharge the lien. LESSEE agrees to indemnify LESSOR against all liability, loss, damage, costs or expenses, including attorney's fees, on account of claims, or liens for laborers or materialmen or others who performed work or supplied materials or supplies to LESSEE. At least ten (10) days before undertaking any alteration, improvement or construction permitted by this section, LESSEE will notify LESSOR so that LESSOR may record a notice of nonresponsibility with the County Recorder of Washoe County.

        D. Upon the completion of any alterations or improvements, such alterations and improvements to the Property shall become or remain a part of the Property. Furnishings, equipment and trade fixtures of LESSEE, which are not part of any building thereon, remain the LESSEE'S property and are excepted from this clause and provision.

        E. LESSEE shall return the Property to LESSOR at the expiration or earlier termination of this Lease in good and sanitary order, condition and repair, free of rubble and debris, broom clean, reasonable wear and tear excepted. All damage to the Property caused by the removal of such trade fixtures and other personal property that LESSEE is permitted to remove under the terms of this Lease and/or such restoration shall be repaired by LESSEE at its sole cost and expense prior to termination.





                                     -12-
     4.7 QUIET ENJOYMENT AND LANDLORD'S RIGHT OF ENTRY.

        A. QUIET ENJOYMENT. If and so long as LESSEE shall pay the Rents specified herein and observe and perform all covenants, agreements and obligations required by it to be observed and performed hereunder, LESSEE shall peaceably and quietly hold and enjoy the Property for the Term without hindrance or interruption by LESSOR or any other person or persons lawfully or equitably claiming by, through, or under LESSOR, subject, nevertheless, to the terms and conditions of this Lease and the mortgages and other matters to which this Lease is subordinate. LESSOR expressly reserves the right as to the Shopping Center at any time to do, or permit to be done, any or all of the following; add or remove buildings or structures; change the number and location of buildings and structures; change building dimensions; change the number of floors in any of the buildings or structures; enclose any mall; add to, alter or remove partially or wholly any structure or structures used to enclose any plaza area; change the identity and type of stores and tenancies and the dimensions thereof; change the name of the Shopping Center in which the Property is located; change the address or designation of the Property; provide subterranean and multiple level parking decks; convert common areas into leaseable areas; change the means of access to and egress from the Shopping Center, except for the access driveway at the new traffic control signal on South Virginia Street which LESSOR shall not change or alter without LESSEE's prior written consent; and expand or reduce the size of the Shopping Center; provided, however, that no such changes shall deny or materially interfere with the reasonable visibility of, ingress to, or egress from the Property and that no heavy industrial use will be permitted by LESSOR within the Shopping Center, including, but not limited to, truck and heavy equipment repair facilities.

        B. RIGHT OF ENTRY. LESSOR, or LESSOR'S agents or representatives may enter and be present upon the Property at any time for purposes of discharging LESSOR's obligations hereunder to maintain and repair the Property.

     4.8 INDEMNITY.

        A. LESSEE, as a material part of the consideration to be tendered to LESSOR, shall indemnify, defend, protect and hold harmless LESSOR against all actions, claims, demands, damages, liabilities, losses, penalties, or expenses of any kind which may be brought or imposed upon LESSOR or which LESSOR may pay or incur by reason of injury to person or property or business, from whatever cause, all or in any way connected with the acts and omissions of LESSEE, and LESSEE'S use of the Property or breach of any provision of this Lease, including without limitation any liability or injury to the person or property or business of LESSEE, its agents, officers, employees or invitees. LESSEE agrees to indemnify, defend and protect LESSOR, and hold it harmless from any and all liability, loss, cost or obligation on account of, or arising out of, any such injury or loss however occurring, including breach of the provisions of this Lease and the negligence of the parties hereto. Nothing contained herein shall obligate LESSEE to indemnify LESSOR against its own sole or gross negligence or willful acts, for which LESSOR shall indemnify LESSEE.

        B. LESSOR, as a material part of the consideration to be tendered to LESSEE, shall indemnify, defend, protect and hold harmless LESSEE against all actions, claims, demands, damages, liabilities, losses, penalties, or expenses of any kind which may be brought or imposed upon LESSEE or which

                                     -13-
LESSEE may pay or incur by reason of injury to person or property or business, all or in any way connected with the acts and omissions of LESSOR, and the condition of the Property or the Improvements thereon or the condition of the Shopping Center, including without limitation any liability or injury to the person or property or business of LESSOR, its agents, officers, employees or invitees. LESSOR agrees to indemnify, defend and protect LESSEE and hold it harmless from any and all liability, loss, cost or obligation on account of, or arising out of, any such injury or loss however occurring, including breach of the provisions of this Lease and the negligence of the parties hereto. Nothing contained herein shall obligate LESSOR to indemnify LESSEE against its own sole or gross negligence or willful acts, for which LESSEE shall indemnify LESSOR.

     4.9 RULES AND REGULATIONS.
        A. LESSEE agrees as follows:
          i. The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by LESSEE, who shall, or whose employees, agents or invitees shall have caused it.

          ii. LESSEE shall not burn any trash or garbage of any kind in or about the Property or the Shopping Center.

          iii. All public entrances and exits to the Property shall be kept unobstructed and open to the public at all times.

          iv. LESSEE shall not cause or permit any obnoxious or foul odors that disturb the public or other tenants. Should such odors be evident, LESSEE shall be required to take immediate steps to remedy the same upon written notice from LESSOR.

        B. LESSOR reserves the right from time to time to amend or supplement the foregoing rules and regulations, and to adopt and promulgate additional rules and regulations applicable to the Property and Shopping Center. Reasonable notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to the LESSEE.

        C. LESSEE agrees to comply with all such rules and regulations upon reasonable notice to LESSEE from LESSOR.

        D. In the event any violation of any of the above rules and regulations continues after five (5) days following notice to the LESSEE of such violation, beginning on such fifth day LESSEE shall, in addition to any and all other remedies of LESSOR provided in this Lease for default by LESSEE, pay as liquidated damages, the sum of Two Hundred Fifty Dollars ($250.00) per day for each violation for each day any such violation continues. The parties hereto agree that the aforementioned sum is a reasonable amount as liquidated damages, the actual damage caused by such conduct being extremely difficult to measure.








                                     -14-
                                   ARTICLE 5
                  PARKING AND COMMON USE AREAS AND FACILITIES

     5.1 CONTROL OF COMMON AREAS BY LESSOR. "Common Areas" means all areas, space, equipment and special services provided by LESSOR (excluding the Property) for the common or joint use and benefit of the occupants of the Shopping Center, their employees, agents, servants, customers and other invitees, including, without limitation, parking areas, access roads, driveways, retaining walls, landscaped areas, truck service-ways or tunnels, loading docks, pedestrian malls, courts, stairs, ramps and sidewalks, comfort and first aid stations, and parcel pick-up stations. All Common Areas shall at all times be subject to the exclusive control and management of LESSOR, and LESSOR shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the Common Areas. LESSOR shall have the right to construct, maintain and operate lighting facilities on all Common Areas and improvements; to police the same; from time to time to change the area, level, location and arrangement of parking areas and other facilities hereinabove referred to; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to enforce parking charges only to the extent required by governmental or quasi-governmental entities (by operation of meters or otherwise), with appropriate provisions for free parking ticket validating by tenants; to close all or any portion of the Common Areas or facilities to such extent as may, in the opinion of LESSOR'S counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to close temporarily all or any portion of the parking areas or facilities: to discourage non-customer parking: and to do and perform such other acts in and to said areas and improvements as, in the use of good business judgment, the LESSOR shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees and customers.
LESSOR will operate and maintain the Common Areas in such manner as LESSOR, in its sole discretion, shall determine from time to time. Without limiting the scope of such discretion, LESSOR shall have the full right and authority to employ all personnel necessary for the proper operation and maintenance of the Common Areas and facilities.

     5.2 USE OF COMMON AREAS. The use and occupation by LESSEE of the Property shall include the use of the Common Areas in common with others entitled to the use thereof, subject however to the terms and conditions of this Lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by LESSOR. Notwithstanding any other provision of this Lease, LESSOR and LESSEE agree that LESSEE shall have the right to use approximately 7.28% of the parking areas within the Common Areas, which such parking areas shall be designated by mutual agreement, for vehicle parking for the invitees, customers and guests of the resort and casino operated by LESSEE, its successors, assigns or affiliates on the adjacent real property.

                                   ARTICLE 6
                                   INSURANCE

     6.1 LIABILITY INSURANCE. During the Lease Term, LESSEE shall maintain a policy of commercial general liability insurance, insuring LESSEE against liability resulting out of the ownership, use, occupancy or maintenance of the Property, the sidewalks in front of the Property, and the business operated by LESSEE and any subtenants of LESSEE on the Property. The initial amount of such insurance shall be at least TWO Million Dollars

                                     -15-
($2,000,000.00) combined single limit bodily injury, property damage and personal injury, and shall be subject to periodic increase based upon inflation, increased liability awards, recommendations of professional insurance advisers, and other relevant factors. However, the amount of such insurance shall not limit LESSEE's liability nor relieve LESSEE of any obligation hereunder. The policy shall name LESSOR as an additional insured. In addition LESSEE, at LESSEE'S expense, shall carry adequate workers' compensation insurance coverage and provide written evidence thereof to LESSOR. LESSEE shall pay all premiums for the general liability insurance policy covering the Property prior to delinquency.

     6.2 HAZARD AND RENTAL INCOME INSURANCE. During the Lease Term, LESSOR shall maintain policies of insurance covering loss of or damage to the Shopping Center improvements, including the Improvements to the Property, in the amount of its full replacement cost, excluding LESSEE'S trade fixtures and personal property. Such polices shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, and may include endorsements or coverage for special extended perils (special form), sprinkler leakage, inflation guard, and any other perils (including flood and earthquake), which Landlord deems necessary. LESSEE shall, at LESSEE'S expense, maintain such primary or additional insurance on its fixtures, equipment and personal property as LESSEE deems necessary to protect its interest. During the Lease Term, LESSOR shall also maintain as an Operating Cost a rental income insurance policy, with loss payable to LESSOR in an amount equal to one year's Minimum Monthly Rent (as adjusted periodically), plus estimated Real Property Taxes and insurance premiums. Tenant shall not do or permit to be done anything which invalidates any such insurance policies.
If said insurance policies cover improvements or real property other than the Shopping Center, LESSOR shall also deliver to LESSEE a statement of the amount of the premiums applicable to the Property showing, in reasonable detail, how such amount was computed. If the Lease Term expires before the expiration of the insurance policy period, LESSEE'S liability for insurance premiums shall be prorated on an annual basis. LESSEE shall be liable for its pro rata share of the payment of any deductible amount under LESSOR'S insurance policies as an item of Operating Cost.

     6.3 INCREASE IN FIRE INSURANCE PREMIUM. LESSEE agrees that it will not keep, use, manufacture, assemble, sell or offer for sale in or upon the Property any article which may be prohibited by the standard form of fire insurance policy. LESSEE agrees to pay any increase in premiums for fire and extended coverage insurance that may be charged during the Term of this Lease on the amount of such insurance which may be carried by LESSOR on the Property, resulting from the acts or omission of the LESSEE, its agents, servants or employees, or the use or occupancy of the Property by the LESSEE or from the type of materials or products stored, manufactured, assembled or sold by LESSEE in the Property, whether or not LESSOR has consented to the same. In determining whether increased premiums are the result of LESSEE'S use of the Property, a schedule, issued by the organization making the insurance rate on the property, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance rate on the Property.

     6.4 WAIVER OF SUBROGATION. LESSOR and LESSEE each hereby waive any and all rights of recovery against the other or against the officers, employees, agents and representatives of the other, on account of loss or damage occasioned to such waiving party or its property or the property of others

                                     -16-
under its control, to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force at the time of such loss or damage. LESSOR and LESSEE shall, upon the policies of insurance required under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

                                   ARTICLE 7
                              OPTION TO PURCHASE
     7.1 PURCHASE OPTION. LESSOR hereby grants to LESSEE an option to purchase (hereinafter "Purchase Option") the Property subject to the restrictions set forth in Section 7.6(C)(i), together with the Easements described in Section 7.6(e)(ii), (collectively, the "Property Interests") at the expiration of the third and final five (5) year Renewal Term of this Lease Agreement as provided in Section 1.4, as specifically provided in this Article.

     7.2 EXERCISE OF PURCHASE OPTION. LESSEE may exercise the Purchase Option by delivering written notice (hereinafter "Exercise Notice") to LESSOR at least one hundred and twenty (120 ) days prior to the expiration date of the third and final Renewal Term of this Lease as provided in Section 1.4, but not before one hundred and eighty (180) days prior to expiration of said third Renewal Term of this Lease. LESSEE may only exercise the Purchase Option in the event that LESSEE has properly exercised all three (3) options to extend and renew the Lease as provided in Section 1.4 and is not in default under this Lease at the time thereof. In the event LESSOR sells, transfers or assigns its interest in the Shopping Center or its interest is acquired by any beneficiary of a deed of trust or purchaser at a foreclosure sale during the Term of this Lease and prior to LESSEE'S exercise of the Purchase Option as otherwise provided herein, at LESSEE'S election the Purchase Option will accelerate and LESSEE may exercise the Purchase Option by delivering written notice to the buyer, transferee, assignee or other successor to LESSOR's interest in the Shopping Center within ninety (90) days of LESSEE receiving notice of the sale, transfer, assignment or other acquisition of LESSOR's interest in the Shopping Center. In the event that LESSEE elects to accelerate the Purchase Option as provided herein as the result of a sale, transfer, assignment or other acquisition of LESSOR'S interest in the Property, the Purchase Price for the Property Interests, as defined and determined in Section 7.5 below, shall be adjusted and increased by the amount which represents the unamortized value of the building demolished by LESSOR as part of the build-to-suit improvements required under Article 3 hereof as set forth on Schedule 1 attached hereto as of the date of the Closing of the purchase of the Property Interests. The value of said demolished building shall be amortized in equal annual prorata amounts over thirty (30) years commencing on the Commencement Date. In the event LESSOR sells, transfers or assigns its interest in the Shopping Center or its interest is acquired by any beneficiary of a deed of trust or purchaser at a foreclosure sale during the Term of this Lease and LESSEE does not elect for the Purchase Option to accelerate, this Lease and the Purchase Option will continue in full force and effect in accordance with their terms. In the event the Purchase Option is not accelerated and is exercised by LESSEE during the third and final Renewal term of the Lease, at which time the value of the demolished building will have been fully amortized as provided herein, no adjustment will be made on account of said demolished building. The date on which the Exercise Notice is delivered to LESSOR or the person or entity entitled thereto hereunder shall be the "Exercise Date."

                                     -17-
     7.3 FAILURE TO EXERCISE. In the event LESSEE shall fail to exercise the Purchase Option as provided herein, this Purchase Option shall terminate, and except as otherwise provided hereunder, the parties shall have no further rights or obligations in relation to this Purchase Option. Upon termination of the Lease, LESSEE shall have no obligation to restore the Property to its condition prior to the build-to-suit improvements made pursuant to Article 3 hereof.

     7.4 EXERCISE IRREVOCABLE. Unless LESSEE delivers to LESSOR a written rescission notice on or before the expiration of 10 business days after the final determination of the Purchase Price pursuant to the procedure set forth in Section 7.5, the exercise of the Purchase Option shall be irrevocable and, after exercise of the Purchase Option and expiration of such 10 business day period, LESSEE shall be obligated to purchase the Property on the terms provided herein, subject to satisfaction of all closing conditions.

      7.5 PURCHASE PRICE. The total purchase price for the Property Interests shall be payable in cash at Closing (as hereinafter defined.) The purchase price shall be determined following LESSEE's exercise of the Purchase Option. The purchase price of the Property Interests (hereinafter "Purchase Price") shall be determined by using the valuation procedure (hereinafter "Valuation Procedure") set forth in this Section 7.5. Within five (5) business days of the Exercise Date, LESSEE's independent Committee of the Board of Directors (or if LESSEE is a subsidiary of Monarch Casino & Resort, Inc., Monarch's committee of independent Board of Directors will perform the duties required by this paragraph) shall order a Member Appraisal Institute (hereinafter "M.A.I.") appraisal of the Property Interests to be conveyed (hereinafter "Valuation.") Within five (5) business days of the Exercise Date, LESSOR shall commence the preparation of a separate Valuation of the Property Interests. If each Valuation is within ten percent (10%) of the other, the average of the two (2) Valuations shall be determined and said average will be the Purchase Price. If the Valuations differ by more than ten (10) percent, the two (2) M.A.I. appraisers shall select a third (3rd) M.A.I. appraiser so as to produce a third
(3rd) Valuation of the Property Interests. From the total of three (3) Valuations, the two (2) closest Valuations shall be averaged and said average shall be the Purchase Price. Any signage located on the Property which was installed at LESSEE's expense shall not be included or considered in determining the Valuation of the Property Interests for purposes of establishing the Purchase Price under this Section. The Purchase Price as determined under this Section, in addition, shall be adjusted and decreased by the amount which LESSEE can demonstrate that it paid for improvements, except signage, to the Property during the five (5) year period immediately preceding the Exercise Date.

     7.6 CLOSING.

        A. DATE AND PLACE. The Closing of the sale of the Property Interests by LESSOR to LESSEE (the "Closing") shall occur not later than one hundred and twenty (120) days after the Exercise Date.

        B. ESCROW AGENT. LESSEE shall elect and identify the Escrow Agent to be utilized for the Closing.

        C. SELLER'S OBLIGATIONS AT CLOSING. At the Closing, LESSOR shall deliver, or cause to be delivered, to LESSEE, the following:



                                     -18-
          i. Grant Bargain and Sale Deed. LESSOR shall execute and deliver to Escrow Agent for recording a Grant, Bargain and Sale Deed in form and content acceptable to LESSEE and LESSOR, fully executed and acknowledged by LESSOR, conveying fee simple title to the Property to LESSEE, excluding water rights, free and clear of any and all liens or encumbrances. LESSOR and LESSEE agree that said Grant, Bargain and Sale Deed shall contain a restriction that no buildings or habitable structures shall be constructed or erected on the Property and that the Property shall be used exclusively for landscaping features and related improvements, driveways and pedestrian walkways for ingress, egress and regress to and from the adjacent public streets, traffic signal and the adjacent parcel to the south of the Property. The Property as conveyed by LESSOR to LESSEE by said Grant Bargain and Sale Deed shall be a separate legal parcel, which separate legal parcel shall be created by LESSOR at LESSOR'S sole cost and expense.

          ii. Easement. LESSOR shall execute and deliver to Escrow Agent for recording a Deed or other instrument, in form and content acceptable to LESSEE and LESSOR, fully executed and acknowledged by LESSOR, conveying and granting to LESSEE, for the benefit of LESSEE and its tenants, employees, agents, customers, and invitees, and for the benefit of the Property being purchased by and conveyed to LESSEE, a non-exclusive easement appurtenant to said Property, for the purposes of ingress, egress and regress by pedestrians and vehicular traffic to and from any portion of the Shopping Center and the adjacent public streets, over and across the Common Areas of the Shopping Center, as such are constituted from time to time (LESSOR to ensure that said Common Areas remain adequate to continue to afford LESSEE ingress and egress over and across the Shopping Center), and for LESSEE'S use of the Common Areas of the Shopping Center in common with others entitled to the use thereof, subject to the reasonable rules and regulations for the use thereof as prescribed from time to time by LESSOR, which easement shall include the right to use approximately 7.28% of the parking areas within the Common Areas for vehicle parking as provided in Section 5.2. This easement shall obligate LESSEE to continue to pay LESSOR Lessee's Proportionate Share of the Shopping Center's Operating Costs provided in Sections 2.7, 2.8, 2.9 and 2.10 hereof, the terms of which shall be included within said easement. This easement to be granted by LESSOR to LESSEE shall run with the land and shall be binding upon each and all of the owners of any part of the Shopping Center and Property and upon all persons claiming under them.

          iii. Owner's Title Policy. LESSOR shall cause the Escrow Agent to issue and deliver to LESSEE an ALTA Standard coverage owner's policy of title insurance ("Owner's Title Policy") in the amount of the Purchase Price, insuring that LESSEE is owner of the Property Interests (including the non-exclusive easement burdening the Shopping Center as described in Section 7.6(C)(ii) above) subject only to exceptions approved by LESSEE at the commencement of the Lease as provided in Section 1.6, reasonable easements for the development and improvement of the Shopping Center, non-delinquent taxes and assessments and the standard printed exceptions included within such an Owner's Title Policy.

          iv. Other Instruments. LESSOR shall execute and deliver such other documents as are customarily executed in the State of Nevada in connection with the conveyance of real property, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, and any other instruments that may be reasonably required by the Escrow Agent.


                                     -19-
          v. Possession. LESSOR shall deliver possession of the Property to LESSEE at Closing.

          vi. Failure of Closing Conditions. In the event LESSOR fails to perform or satisfy any of its obligations at Closing on or before Closing, LESSEE shall at any time thereafter have the right to terminate its exercise of the Purchase Option and withdraw from this purchase transaction, by written notice to LESSOR. Any such election by LESSEE to terminate the Purchase Option shall release LESSEE from all obligations under this Purchase Option, but shall not release LESSOR from liability for breach of this Lease, if any.

        D. LESSEE'S OBLIGATIONS AT CLOSING.

          i. Payment of the Purchase Price. At the Closing, LESSEE shall pay the Purchase Price in cash (or by Certified Check, Cashier's Check, wire transfer of funds into a local bank account indicated by LESSOR, all of which shall constitute "cash" for purposes of this Option), subject to any adjustments for prorations or other credits provided for in the Purchase Option.

          ii. Easement. LESSEE shall execute and deliver to Escrow Agent for recording a Deed or other instrument, in form and content acceptable to LESSOR and LESSEE, fully executed and acknowledged by LESSEE, conveying and granting to LESSOR, for the benefit of LESSOR and its tenants, employees, agents, customers, and invitees and the customers, employees, agents and invitees of such tenants, and for the benefit of the Shopping Center, a non-exclusive easement appurtenant to said Shopping Center, for the purposes of ingress, egress and regress of pedestrians and vehicular traffic to and from the adjacent public streets, over and across the Property, as such is constituted from time to time; provided that the Property will remain adequate to continue
to afford LESSOR ingress and egress over and across the Property.   This
easement to be granted by LESSEE to LESSOR shall run with the land and shall be binding upon each and all of the owners of any part of the Property and Shopping Center and upon all persons claiming under them.

          iii. Other Instruments. LESSEE shall execute and deliver such other documents as are customarily executed in the State of Nevada in connection with the conveyance of real property, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, and any other instruments that may be reasonably required by the Escrow Agent.

        E. PRORATIONS. All real estate taxes and interest on assessments relating to the Property for the year of the Closing shall be prorated as of the date of Closing between LESSOR and LESSEE. LESSEE shall take title to the Property subject to any outstanding unpaid assessments. If the amount of taxes for that year are not known at the time of Closing, the prorations shall be based on an estimate of the taxes for the year of Closing, and when the tax information becomes available, LESSOR of LESSEE may request reimbursement from the other party for any excess amount charged to that party at the Closing. Likewise, any other amounts normally prorated between sellers and purchasers, if any, shall be prorated between LESSOR and LESSEE as of the date of Closing.

        F. CLOSING COSTS. LESSOR and LESSEE each agree to pay the following costs at Closing:

                                     -20-
          i. Paid by LESSOR. LESSOR agrees to pay the cost of preparing the Grant, Bargain and Sale Deed; the premium for the Owner's Title Policy; the real property transfer taxes or documentation taxes; the cost of preparing and recording any releases and other documents necessary to convey the Property Interests in accordance with this Option; one-half (1/2) of any escrow or closing fees charged by the Escrow Agent; LESSOR'S attorney's fees and any other similar closing costs customarily paid by a seller of real property.

          ii. Paid by LESSEE. LESSEE agrees to pay the recording fee for the Grant, Bargain and Sale Deed; one-half (1/2) of any escrow or closing fees charged by the Escrow Agent; LESSEE'S attorney's fees and any other similar closing costs customarily paid by a purchaser of real property.

                                   ARTICLE 8
                    ASSIGNMENT OR SUBLETTING AND PLEDGING.

     8.1 LESSORS CONSENT REQUIRED.

        A. LESSEE may not assign, transfer or convey any of its rights or liabilities under this Lease, to any third person or entity, without the prior written consent of LESSOR, which consent shall not be unreasonably withheld.

        B. LESSEE may not, under any circumstances, sublet or underlet the Property, or any part thereof, without the prior consent of LESSOR.

        C. LESSEE shall reimburse LESSOR as additional rent for LESSOR'S reasonable costs and attorneys' fees incurred in conjunction with the processing and documentation of any proposed assignment or subletting of the Property, whether or not consent is granted.

        D. LESSEE may, however, pledge, hypothecate or otherwise apply its interests in this Lease Agreement as collateral for loans, which shall not constitute a transfer or assignment subject to the provisions of this Article.

        E. Notwithstanding Sections 8.1(A) and 8.1(B) or any other provision of this Lease to the contrary, Lessee may assign, transfer or sublease (collectively, a "Transfer") all or any part of its rights and obligations under the Lease or in the Property to an Affiliate of Lessee without Lessor's consent; provided, however, that Lessee shall not be released from liability under this Lease in connection with a Transfer except as otherwise provided in Subsection F below. An "Affiliate of Lessee" means any person or entity directly or indirectly controlling, controlled by or under common control with, Lessee. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall mean the possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership or control of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, members or persons exercising similar authority with respect to such persons or entities.

        F. If LESSOR consents and LESSEE transfers or assigns its interest in the Property and Lease Agreement, LESSEE shall remain firstly liable for the performance of this Lease and all of the terms and provisions hereof except

                                     -21-
in conjunction with LESSEE's transfer of its resort and casino located on real property adjacent to the Property as provided herein below. In no event shall any such assignment or subletting relieve LESSEE from its full obligation to perform each, every and all of the provisions of this Lease Agreement, except that a transfer or assignment of LESSEE's interest in the Property and Lease Agreement which is in conjunction with a sale or transfer of LESSEE's resort and casino located on real property adjacent to the Property, shall relieve, release and discharge LESSEE from liability and obligations under this Lease from and after the effective date of the transfer or assignment.

                                   ARTICLE 9
                              DEFAULTS: REMEDIES

     9.1 COVENANTS AND CONDITIONS. LESSEE'S performance of each of LESSEE'S obligations under this Lease is a condition as well as a covenant. LESSEE's right to continue in possession of the Property is conditioned upon full performance of all such conditions. Time is of the essence in the performance of all covenants and conditions.

     9.2 DEFAULTS.  LESSEE shall be in material default under this Lease:

        A. If LESSEE abandons or vacates the Property;

        B. If LESSEE fails to pay Rent or any other charge required to be paid by LESSEE, within 15 days of when due;

        C. If LESSEE fails to perform any of LESSEE'S nonmonetary obligations under this Lease for a period of thirty (30) days after written notice from LESSOR; provided that if more time is required to complete such performance, LESSEE shall not be in default if LESSEE commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion. However, LESSOR shall not be required to give such notice if LESSEE'S failure to perform constitutes a non-curable breach of this Lease. The notice required by this Section is intended to satisfy any and all notice requirements imposed by law on LESSOR prior to the commencement of an unlawful detainer action and is not in addition to any such requirement;

     9.3 DEFAULT BY LESSOR. LESSOR shall not be in default unless LESSOR fails to perform obligations required of LESSOR within a reasonable time, but in no event later than thirty (30) days after written notice by LESSEE to LESSOR and to the holder of any first mortgage or deed of trust covering the Property whose name and address shall have theretofore been furnished to LESSEE in writing, specifying wherein LESSOR has failed to perform such obligation; provided, however, that if the nature of LESSOR'S obligation is such that more than thirty (30) days are required for performance, then LESSOR shall not be in default if LESSOR commences performance within such thirty (30)-day period and thereafter diligently prosecutes the same to completion. In the event LESSOR fails to perform an obligation required of it hereunder in the time periods allowed under this Section and following notice from LESSEE, LESSEE may, but shall not be obligated to, perform any obligation of LESSOR under this Lease. LESSEE shall be entitled to a credit against the next accruing rent for all reasonable costs and expenses paid or incurred by LESSEE in performing LESSOR's obligations as provided in this Section, including without limitation, reasonable attorneys' fees incurred.



                                     -22-
     9.4 REMEDIES. On the occurrence of any default by LESSEE hereunder, LESSOR may, at any time thereafter, with or without notice or demand and without limiting LESSOR in the exercise of any right or remedy which LESSOR may have:

        A. Terminate LESSEE'S right to possession of the Property by any lawful means, in which case this Lease shall terminate and LESSEE shall immediately surrender possession of the Property to LESSOR. In such event LESSOR shall have the immediate right to re-enter the Property and remove all persons and property and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of LESSEE, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby; and LESSOR shall be entitled to recover from LESSEE all damages incurred by LESSOR by reason of LESSEE'S default, including (i) the worth at the time of the award of all Minimum Monthly Rent, Additional Rent and other charges which were earned or were payable at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Minimum Monthly Rent, Additional Rent and other charges which would have been earned or were payable after termination until the time of the award exceeds the amount of such rental loss that LESSEE proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Minimum Monthly Rent, Additional Rent and other charges which would have been payable for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate LESSOR for all the detriment proximately caused by LESSEE'S failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom whether provided by this Lease or allowed by applicable law, including, but not limited to, any costs or expenses incurred by LESSOR in maintaining or preserving the Property after such default, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation or alteration of the Property, LESSOR'S reasonable attorneys' fees, and any real estate commissions or other such fees paid or payable. As used in subparts (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts at the rate of nine percent (9%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subparts (i) and (ii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If LESSEE shall have abandoned the Property, LESSOR shall have the option of (i) retaking possession of the Property and recovering from LESSEE the amount specified in this Section 9.4(a), or (ii) proceeding under Section 9.4(b);

        B. Maintain LESSEE'S right to possession, in which case this Lease shall continue in effect whether or not LESSEE shall have abandoned the Property. In such event, LESSOR shall be entitled to enforce all of LESSOR'S rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder. LESSEE acknowledges that LESSOR may continue the Lease in effect after LESSEE'S breach and abandonment and recover Rent as it becomes due;

        C. Pursue any other remedy now or hereafter available to LESSOR under the laws or judicial decisions of the state in which the Property is located.



                                     -23-
     9.5 THE RIGHT TO RELET THE PREMISES. Should LESSOR elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Property, and relet the Property or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rent or rents and upon such other terms and conditions as LESSOR in its sole discretion may deem advisable; upon each such reletting, all rent received by the LESSOR from such reletting shall be applied, first, to the repayment of any indebtedness other than rent due hereunder from LESSEE to LESSOR; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorneys' fees and of costs of such alterations and repairs; third, to the payment of rent due and unpaid hereunder, and the residue, if any, shall be held by LESSOR and applied in payment of future rent as the same may become due and payable hereunder. If such rentals received from such reletting during any month are less than that to be paid during that month by LESSEE hereunder, LESSEE shall pay any such deficiency to LESSOR. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of said Property by LESSOR shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to LESSEE or unless the termination thereof be decreed by a court of competent jurisdiction.

     9.6 LANDLORD'S RIGHT TO CURE. LESSOR may, but shall not be obligated to, cure any default by LESSEE after complying with the notice provisions herein set forth, and whenever LESSOR elects, all costs and expenses paid or incurred by LESSOR in curing such default, including without limitation reasonable attorneys' fees, shall be so much Additional Rent due on demand with interest as provided in Article 2.

     9.7 CUMULATIVE REMEDIES. LESSOR'S exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

     9.8 LATE CHARGES. LESSEE hereby acknowledges that late payment by LESSEE to LESSOR of Rent and other sums due hereunder will cause LESSOR to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and costly to ascertain. Such costs include, but are not limited to, processing, administrative and accounting charges, and late charges which may be imposed on LESSOR by the terms of any mortgage or trust deed covering the Property. Accordingly, if any installment of Rent or any other sum due from LESSEE shall not be received by LESSOR or LESSOR'S designee within fifteen (15) days after such amount shall be due, LESSEE shall pay to LESSOR a late charge equal to ten percent (10%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs LESSOR will incur as a consequence of late payment by LESSEE. Acceptance of such late charge by LESSOR shall in no event constitute a waiver of LESSEE'S default with respect to such overdue amount, nor prevent LESSOR from exercising any of the other rights and remedies granted hereunder.

                                   ARTICLE 10
                         DAMAGE TO PROPERTY; CONDEMNATION.

     10.1 DAMAGE TO THE PROPERTY. In the event that the Property or Shopping Center is totally or partially damaged or destroyed by fire or other casualty or occurrence, LESSOR shall cause the damage to the Property to be repaired

                                     -24-
and restored to the same condition as it was in immediately before such damage or destruction. If (a) such damage results from a cause not insured, or (b) the cost of repair or restoration exceeds the amount of insurance proceeds received by LESSOR and available for restoration of the Property, and LESSEE elects for the Property to be repaired or restored, LESSOR shall repair and restore the Property and LESSEE shall pay sixty six and 66/100 percent and (66.66%) of difference between the amount of insurance proceeds and the costs of repair and restoration and LESSOR shall pay the remaining repair costs not covered by insurance. LESSOR shall cause the Property to be rebuilt and restored with all due diligence and, during any periods of reconstruction, LESSOR shall use its best efforts and take all reasonable steps to provide reasonable temporary access for vehicular and pedestrian ingress and egress to LESSEE's adjacent parcel from South Virginia Street. During the time that the repair or restoration is being completed, LESSEE'S Rent shall be abated for any portion of the Property which cannot be used by LESSEE. In the event that the repair and restoration cannot be completed to LESSEE's satisfaction, then LESSEE may elect to terminate the Lease by giving written notice to the LESSOR. If the time restoration exceeds six months, LESSEE may at its option terminate the Lease.

     10.2 CONDEMNATION OF PROPERTY. If any part or the whole of the Property shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, and in the event that such partial taking or condemnation shall render the Property not reasonably suitable for the uses of LESSEE, then LESSOR shall use its best efforts and take all reasonable steps to make other property within the Shopping Center available for LESSEE to lease for vehicular and pedestrian ingress and egress to LESSEE's adjacent parcel. In the event of a partial taking or condemnation which is not extensive enough to render the Property unsuitable for the uses of LESSEE, then LESSOR shall with all due diligence restore the Property to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking, and this Lease shall continue in full force and effect. During the time that the restoration is being completed or in the event that a portion of the land constituting the Property is removed by the partial condemnation, LESSEE'S rent shall be abated for any portion of the Property which cannot be used by LESSEE. In the event that substitute property restoration of the Property cannot be completed to LESSEE's satisfaction, then LESSEE may elect to terminate the Lease by giving written notice to the LESSOR.

     10.3 DISTRIBUTION OF CONDEMNATION AWARD. Any condemnation award or payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to LESSEE, only the amount of any award specifically designated for loss of or damage to LESSEE'S rights and interests in the Property and the LESSEE hereby assigns any other rights which the LESSOR may have now or in the future to any other award to the LESSOR; and (c) third, to LESSOR, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise. LESSEE shall have the right to pursue its claim against the condemning authority for any damages which it suffers in connection with any eminent domain proceeding.






                                     -25-
                                   ARTICLE 11
         ESTOPPEL CERTIFICATES, SUBORDINATION AND MORTGAGEE PROTECTION

     11.1 ESTOPPEL CERTIFICATES. Within ten (10) days of request therefor by LESSOR, LESSEE shall execute a written certificate, in the form presented by LESSOR, acknowledging and certifying to matters requested by LESSOR, including without limitation, the following; (a) that LESSEE is in full and complete possession of the Property, such possession having been delivered by LESSOR or its predecessor and accepted by LESSEE; (b) that any improvements required to be furnished by LESSOR by the terms of this Lease have been completed in all respects to the satisfaction of LESSEE; (c) that this Lease is in full force and effect and has not been amended, modified, supplemented, or superseded except as specifically noted; (d) that there is no existing default on the part of LESSOR in the performance of any covenant, agreement or condition contained in the Lease to be performed by LESSOR; (e) that the LESSEE does not have any actual or pending claim against the LESSOR; (f) that no Rents or other charges have been prepaid by LESSEE; and (g) that the addressee of said certificate may rely on the representations therein made; and certifying as to the dates of commencement and termination of the Term, the date on which Rents commenced to accrue under this Lease, and the date through which Rents and other charges hereunder have been paid. Commencement and termination dates of this Lease, that it is in full force and effect, has not been modified (or if it has, stating such modifications) and providing any other pertinent information as LESSOR or their agent might reasonably request. Failure to comply with this Article shall be a material breach of this Lease by LESSEE giving LESSOR all rights and remedies under Article 10 hereof, as well as a right to damages caused by the loss of a loan or sale which may result from such failure by LESSEE.

     11.2 FINANCIAL STATEMENTS. If LESSOR desires to finance or refinance the Shopping Center, the Property, or any part thereof, LESSEE hereby agrees, within ten (10) days of request therefor by LESSOR, to deliver to any lender designated by LESSOR such financial statements of LESSEE, its guarantors and its parent company, if any, as may be reasonably required by such party. Such statements shall include the past three (3) years' financial statements of LESSEE. All such financial statements shall be received by LESSOR in confidence and shall be used only for the purposes herein set forth.

     11.3 ATTORNMENT. LESSEE shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by LESSOR covering the Property, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the LESSOR under this Lease.

     11.4 SUBORDINATION/SUPERIORITY. The rights and interests of LESSEE under this Lease shall be subject and subordinate to any mortgage, trust deed or deed of trust that is or may hereafter by placed upon the Shopping Center, or any part thereof containing the Property and to any and all advances to be made thereunder and to the interest thereon and all renewals, amendments, modifications, replacements and extensions thereof, if the mortgagee or trustee or secured party named in such mortgage or trust deed or deed of trust shall elect to subject and subordinate the rights and interests of LESSEE under this Lease to the lien of its mortgage, trust deed or deed of trust and shall agree by an instrument in form satisfactory to LESSEE and which recognizes the priority of LESSEE's Purchase Option in writing to recognize this Lease in the event of foreclosure, if and so long as LESSEE is not in default hereunder.
Any mortgagee or trustee of the Shopping Center or

                                     -26-
any part thereof containing the Property may elect to give certain rights and interests of LESSEE under this Lease priority over the lien of its mortgage, trust deed, or deed of trust. In the event of either such election and upon notification by such mortgagee or trustee to that effect to LESSEE, the rights and interests of LESSEE under this Lease shall be deemed to be subordinate to or have priority over, as the case may be, the lien of said mortgage or deed of trust whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. LESSEE shall, within ten (10) days following the request of LESSOR or such secured party, execute and deliver whatever instruments may be required for such purposes. Failure to do so shall constitute an event of default and a material breach of this Lease.

     11.5 MORTGAGEE PROTECTION. LESSEE agrees to give any mortgagee or trustee of a deed of trust (hereinafter "mortgagee") of the Shopping Center, by registered or certified mail, a copy of any notice of default served upon the LESSOR by LESSEE, provided that prior to such notice LESSEE has been notified in writing (by way of service on LESSEE of a copy of an Assignment of Rents and
Leases, or otherwise) of the address of such mortgagee.   LESSEE further agrees
that if LESSOR shall have failed to cure such default within thirty (30) days after such notice to LESSOR (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if LESSOR has commenced within such thirty days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the mortgagee shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such mortgagee has commenced within such thirty days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including without limitation commencement of foreclosure proceedings if necessary to effect such a cure). Until the time allowed as aforesaid for the mortgagee to cure such default has expired without cure, LESSEE shall have no right to, and shall not, terminate this Lease on account of LESSOR'S default. This provision inures to the express benefit of LESSOR

                                   ARTICLE 12
                            SURRENDER AND HOLDOVER

     12.1 SURRENDER OF PROPERTY AT TERMINATION OF LEASE. LESSEE shall, upon the termination of this Lease, after the last day of the Term or any extension thereof or upon any earlier termination of such Term, surrender and yield up to LESSOR the Property and all improvements thereto in the condition in which it was required to be kept under this Lease, and the LESSOR and LESSEE will have no further obligations under this Lease, except the LESSEE'S obligation to pay Rent for the period prior to the termination of this Lease and the LESSOR's and LESSEE'S obligations on termination of this Lease for an event of default as set forth herein. LESSOR shall upon the termination of this Lease, reconcile the Additional Rents paid by LESSEE for Real Property Taxes under Section 2.3, Utilities under Section 2.5, and the cost of maintaining the Property under section 2.6, with the actual taxes paid and costs of Utilities and maintenance incurred and shall make any refunds owing to LESSEE. Such reconciliation and refund for Additional Rents shall not include Operating Costs, which shall be reconciled as provided in Section 2.9.

     12.2 HOLDING OVER. Any holding over after expiration hereof, with the consent of LESSOR, shall be construed as a month-to-month tenancy in accordance with the terms hereof, as applicable.

                                     -27-
                                   ARTICLE 13
                           MISCELLANEOUS PROVISIONS

      13.1 WAIVER. Any forbearance, failure or delay by LESSOR or LESSEE in exercising any right, power or remedy hereunder shall not be deemed a waiver of that right, power or remedy or any other right, power or remedy LESSOR or LESSEE may have.

     13.2 TIME OF ESSENCE.  Time is of the essence to this Lease Agreement.

     13.3 ATTORNEYS' FEES. If either party shall institute any action or proceeding relating to the provisions of this Lease, or any default or breach hereunder, then and in that event, the prevailing party shall be entitled to reasonable expenses and attorneys' fees and disbursements incurred therein.

     13.4 CORPORATE AUTHORITY. As LESSEE is a corporation, the individual executing this Lease on behalf of said corporation shall represent and warrant that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the Bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. Further, LESSEE shall, within thirty (30) days after LESSOR'S request, deliver to LESSOR a certified copy of a resolution of the Board of Directors of said corporation authorizing or ratifying the execution of this Lease.

     13.5 SUCCESSORS AND ASSIGNS. The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties hereto, its successors or assigns and shall run with the land; subject, however, to the provisions hereinabove relating to assignment, conveying, subletting and pledging this Lease or the Property.

     13.6 REAL ESTATE BROKERS. LESSOR and LESSEE each represent and warrant to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Lease. LESSOR and LESSEE shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Lease.

     13.7 SERVICE OF NOTICE. Except as otherwise provided herein, every notice, approval, consent or other communication authorized or required by this Lease shall be in writing and shall be deemed given forty-eight (48) hours after deposit in the United States mail, postage prepaid, certified mail, return receipt requested, and addressed to:

     LESSOR:       Biggest Little Investments, L.P.
                   c/o Maxum LLC
                   1175 West Moana Lane Suite 200
                   Reno, NV  89509

     LESSEE:       Golden Road Motor Inn, Inc.
                   Atlantis Casino and Resort
                   3800 S. Virginia Street
                   Reno, NV  89503
                   Attn: Chief Executive Officer

                                     -28-
     13.8 ENTIRE AGREEMENT AND MISCELLANEOUS PROVISIONS.

        A. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such paragraphs of the Lease or in any way affect the Lease.

        B. This Lease supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the lease and occupancy of the Property and contains all of the covenants, agreements and other obligations between the said parties in respect to the lease or occupancy of the Property.

        C. No waiver, alterations or modifications of this Lease or any agreements in connection herewith shall be valid, unless in writing duly executed by all parties.

        D. This Lease is the result of negotiations between the parties and has been agreed to by both LESSOR and LESSEE after prolonged negotiations and shall not be construed against the party responsible for having it reduced to writing.

        E. This Lease is to be governed by and construed in accordance with the laws of the State of Nevada as exist from time to time.

        F. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall, at any time, or to any extent, be invalid or unenforceable, the remainder of the Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of the Lease shall be valid and enforceable to the fullest extent permitted by law.

        G. As a material inducement to LESSEE to enter this Lease, and in consideration of the payment of Rent during the first 5 years of the Term, LESSOR covenants that for a period of 5 years from the Commencement Date, no non-restricted gaming operations (the "Restriction") may by conducted within the Shopping Center by anyone other than LESSEE. At LESSEE's option prior to the expiration of said 5 year period, LESSEE may purchase from LESSOR an extension (the "Extended Restriction") of the prohibition on the conduct of non-restricted gaming operations within the Shopping Center by anyone other than LESSEE. The purchase price for the Extended Restriction shall be determined by an independent appraisal of the value of the Extended Restriction in the manner set forth for determination of the Purchase Price for the Property Interests set forth in Section 7.5 above.

        H. LESSEE may record against the Property and Shopping Center a memorandum to be executed by LESSOR and LESSEE providing notice of: (i) the existence of this Lease Agreement, (ii) LESSEE's rights to use the Common Areas of the Shopping Center as provided in Section 5.2 hereof, (iii) LESSEE's Purchase Option as provided in Article 7 hereof, and (iv) the Restriction and the Extended Restriction as provided in Section 13.8 hereof.







                                     -29-
LESSOR:                                  LESSEE:

BIGGEST LITTLE INVESTMENTS, L.P.         GOLDEN ROAD MOTOR INN, INC.,
a Delaware limited partnership           a Nevada Corporation.

By:/s/Ben Farahi                         By:/s/ Bob Farahi
   -------------                            --------------
      Ben Farahi                                Bob Farahi

Its:Managing Member of                   Its: President
    the General Partner


Dated: 01/29/04                          Dated: 01/29/04












































                                     -30-
STATE OF NEVADA  )
                 ) ss:
COUNTY OF WASHOE )

     On this 29th day of January, 2004, before me a Notary Public, personally appeared Ben Farahi who acknowledged to me that he/she executed the foregoing instrument on behalf of Biggest Little Investments, L.P.

                                           By: /s/ELIZABETH E. FRANKS
                                               ----------------------
                                                  Elizabeth E. Franks
                                                  NOTARY PUBLIC



STATE OF NEVADA   )
                  ) ss:
COUNTY OF WASHOE  )

     On this 29th day of January, 2004, before me a Notary Public, personally appeared Bahram Farahi who acknowledged to me that he/she executed the foregoing instrument on behalf of Golden Road Motor Inn, Inc.



                                           By: /s/ ELIZABETH E. FRANKS
                                               -----------------------
                                                   Elizabeth E. Franks
                                                   NOTARY PUBLIC





























                                     -31-